News   For Immediate Release
NYSE: BWS
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports Earnings for Second Quarter 2003
Earnings Per Share Rise 55% to $0.62 Versus $0.40 Last Year
Reiterates Full Year Earnings Per Share Guidance of $2.75

           ST. LOUIS, MO, August 19, 2003 - Brown Shoe Company, Inc. (NYSE: BWS) reported net earnings increased 61.2 percent to $11,556,000 for the second fiscal quarter ended August 2, 2003, compared to year-ago earnings of $7,169,000. Earnings per diluted share for the period were up 55.0 percent to $0.62, from $0.40 per diluted share last year.

            Consolidated net sales for the second quarter of 2003 were $458,384,000, compared to $456,255,000 in last year's second quarter, an increase of 0.5 percent.

            For the first half of fiscal 2003, net earnings were up 38.9 percent, to $20,559,000 or $1.11 per diluted share, from $14,802,000, or $0.83 per diluted share, the year before. Sales increased 0.2 percent during the six months to $904,828,000, compared with $902,993,000 last year.

            "Our second quarter results were driven by our ability to realize strong gross margins while maintaining tight expense controls," said Brown Shoe Chairman and CEO Ron Fromm. "This performance allowed us to exceed the expectations we set at the beginning of the quarter. Our strategy, which relied less on promotions and more on delivering fashion-trend-right assortments, proved highly successful in an environment where declines in consumer traffic were reported across the country."

            Famous Footwear nearly doubled its operating earnings, more than offsetting the decline in operating earnings at wholesale. For the first half of 2003, operating margins at Famous Footwear improved to 4.4 percent from 3.3 percent for the year-ago period.

            "Our wholesale results were affected by a retail environment that became over-inventoried, and by our planned investments in marketing and footwear design talent," said Fromm. "Our brands, however, continued to win market share in this tough environment. Among the top selling styles at U.S. department stores throughout the last five months, according to NPD, were Naturalizer, LifeStride and Original Dr. Scholl's."

            The Company maintained its strong balance sheet position. Inventories at quarter end were current. Cash flow from operating activities remained strong, and the debt to capital ratio at the end of the quarter improved to 29.2 percent from 38.8 percent at the end of the year-ago quarter.

Second Quarter Retail Results

            As previously reported, total sales at Famous Footwear, the company's 909-store family footwear chain, were $268,931,000 for the quarter, versus $270,756,000 for the same 13-week period last year. Same-store sales for the period were down 2.9 percent. Operating earnings for the chain improved to $12,904,000, versus year-ago operating earnings of $6,861,000, an increase of 88.1 percent.

            Famous Footwear continues to benefit from buying, merchandising and inventory initiatives begun in 2001. These initiatives have led to higher margins, and are generating record-high purchase ratios, despite a decline in retail traffic.

            "As we enter the third quarter's important back-to-school period -a time when millions of consumers come through our doors- the chain will maximize the seasonal opportunity to reintroduce consumers to our improved product assortments and updated store format by increasing its marketing spend," Fromm said.

            Naturalizer Retail, the company's 386-store chain selling the Naturalizer brand of women's shoes in both the U.S. and Canada, posted combined second quarter sales of $49,673,000 compared to $50,204,000 for the same period last year, on a base of 26 fewer stores. Same-store sales increased 4.5 percent during the quarter for the 213 U.S.-based stores, and decreased 1.0 percent for the 173 Canadian stores. Operating loss for the quarter was $1,012,000 compared to an operating profit of $33,000 a year-ago, primarily due to the promotional environment and same-store sales decrease in the Canadian retail business.

            Year-to-date, Famous Footwear has opened 32 new stores and closed 41 stores that were in less desirable locations; Naturalizer U.S. has opened 2 new stores and closed 6; and Naturalizer Canada opened 1 new store.

Second Quarter Wholesale Results

           Wholesale sales for the quarter were $137,903,000, up 2.8 percent versus $134,207,000 last year. Wholesale sales for the LifeStride brand were up 26 percent. While wholesale sales for Naturalizer were down 4 percent versus the year ago quarter, both brands gained market share in the department store channel as measured by NPD.

            Sales gains also were achieved at the Buster Brown & Co. children's division and in the men's and athletic footwear group. Brown Shoe's wholesale businesses sell branded, private label and licensed footwear for women, men and children in the U.S., Canada and several international markets.

            Operating earnings for the wholesale businesses were $12,568,000 compared to $13,168,000 for the prior-year quarter, a decrease of 4.6 percent. Improvements in wholesale gross margins were offset by increased investment spending in marketing and talent to support the further building of wholesale brands and licenses. Also impacting performance was the highly promotional U.S. department store environment, as well as difficult market conditions and lower wholesale margins in Canada.

            At the end of the quarter, unshipped wholesale orders were up 3 percent versus quarter-end last year.

            "As we look ahead, we remain excited by the opportunities afforded us by our combined wholesale and retail model and strengthened operating platform. Purchase ratios validate that we have improved the Famous Footwear shopping experience. Our ability to consistently deliver wholesale shoes, which rank among the top ten patterns, demonstrates the benefits of our product testing capabilities and our more closely allied product development teams. In addition, further efficiencies created by our IMPACT initiatives continue to allow for interest savings as we run the business with lower inventory levels," Fromm said.

Forward-Looking Guidance:

            With respect to forward-looking guidance for fiscal 2003, Brown Shoe reiterates its earnings per share estimate of $2.75, which compares favorably to fiscal 2002 earnings per share of $2.52. This guidance is predicated upon the continuing positive low-single-digit same-store retail performance achieved with early back-to-school business, but anticipates a highly promotional marketplace. Therefore, looking toward the second half of 2003, the Company expects:

  Famous Footwear, to increase its investment in its stores and marketing in order to capitalize on traffic flow that develops with the back-to-school and holiday seasons.
  Wholesale operating earnings to increase, even as difficult comparisons exist versus the fourth quarter of 2002, when concerns about labor issues at West Coast Ports caused some retailers to shift certain spring 2003 receipts into fourth quarter 2002.

            "In summary, increased investment spending in marketing and in stores at Famous Footwear is expected to offset our strengthening business at Wholesale. We believe these planned investments are necessary and will result in many years of sustained growth for our Company. Brown Shoe therefore estimates earnings per share will be in the range of $1.00 to $1.10 for the third quarter versus $1.18 for the year-ago quarter," Fromm said.

Second Quarter Earnings and Conference Call

            Brown Shoe will hold a conference call to discuss these results today at 4:30 p.m. Eastern Time. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at http://www.companyboardroom.com.At the website, type in BWS to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, without limitation, the risks detailed in the Company's Annual Report on Form 10-K, and those described in other documents and reports filed from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to, risks related to general economic conditions and the consumers preferences and purchasing patterns, which may be influenced by consumers' disposable income; intense competition within the footwear industry, particularly in the area of style, price and quality, and the Company's ability to anticipate and respond to changing merchandise and fashion trends; the uncertainties of pending litigation and other matters, as described in the Company's reports as well as the expense and diversion of management time and attention, regardless of the outcome; and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information related to such factors.

Brown Shoe is a $1.84 billion footwear company with worldwide operations. The company operates the 900-store Famous Footwear chain, which sells brand name shoes for less. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's and Carlos by Carlos Santana for adults, and Barbie, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the company's web site at www.brownshoe.com.

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share)
	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

Net Sales	$458,384	$456,255	$904,828	$902,993
Cost of Goods Sold	270,519	278,418	531,836	544,550

Gross Profit	187,865	177,837	372,992	358,443

Selling & Administrative Expenses	169,274	163,336	338,823	328,571

Operating Earnings	18,591	14,501	34,169	29,872

Interest Expense	2,517	3,038	5,423	6,666
Other (Income) Expense	(129)	1,335	16	1,945

Earnings Before Income Taxes	16,203	10,128	28,730	21,261

Income Tax Provision	4,647	2,959	8,171	6,459

NET EARNINGS	$11,556	$7,169	$20,559	$14,802

Basis Net Earnings per Common Share	$.66	$.41	$1.17	$.85

Diluted Net Earnings per Common Share	$.62	$.40	$1.11	$.83

Basic Number of Shares	17,631	17,368	17,570	17,326

Diluted Number of Shares	18,532	18,096	18,463	17,902

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands)
	August 2, 2003	August 3, 2002

ASSETS
Cash and Cash Investments	$50,406	$40,507
Receivables, Net	75,271	73,516
Inventories, Net	417,731	410,167
Other Current Assets	26,405	34,622

Total Current Assets	569,813	558,812

Property, Plant and Equipment - Net	87,599	83,433
Other Assets	97,678	97,711

	$755,090	$739,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes Payable	$19,000	$36,200
Trade Accounts Payable	174,541	177,558
Accrued Expenses	90,653	93,975
Income Taxes	12,422	3,839
Current Maturities of Long-Term Debt	10,000	20,000

Total Current Liabilities	306,616	331,572

Long-Term Debt and Capitalized leases	103,494	113,492
Other Liabilities	24,207	26,787
Shareholders' Equity	320,773	268,105

	$755,090	$739,956

BROWN SHOE COMPANY, INC.
CONSOLIDATED CASH FLOWS
(Unaudited)

(Thousands)

	Twenty-six Weeks Ended

	August 2, 2003	August 3, 2002

OPERATING ACTIVITIES:
Net earnings	$20,559	$14,802
Adjustments to reconcile Net earnings to
Net cash provided by operating activities:
Depreciation and amortization	12,869	11,700
Changes in operating assets and liabilities:
Receivables	7,215	(5,211)
Inventories	(25,147)	(13,940)
Prepaid expenses and other current assets	(5,427)	4,616
Trade payables and accrued expenses	35,184	63,430
Income taxes	7,070	3,289
Other, net	2,075	(1,932)

Net cash provided by operating activities	54,398	76,754

INVESTING ACTIVITIES:
Capital expenditures	(16,146)	(10,159)
Other	248	-

Net cash used by investing activities	(15,898)	(10,159)

FINANCING ACTIVITIES:
Decrease in short-term notes payable	(10,000)	(28,050)
Debt issuance costs	-	(265)
Repayments for long-term debt	(10,000)	(18,550)
Proceeds from issuance of common stock	3,342	1,581
Dividends paid	(3,557)	(3,516)

Net cash used by financing activities	(20,215)	(48,800)

Increase in cash and cash equivalents	18,285	17,795

Cash and cash equivalents at beginning of year	32,121	22,712

Cash and cash equivalents at end of period	$50,406	$40,507

Note: Certain prior period amounts have been reclassified in the Consolidated Statements of Earnings, Balance Sheets and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.